EXHIBIT 3.1A
AMENDMENT OF ARTICLES
OF
ORGANIZATION
OF
RED RIVER ENERGY, LLC.
MINNESOTA STATUTES CHAPTER 322B
TO THE SECRETARY OF STATE
OF THE STATE OF MINNESOTA:
1. Name of Company: Red River Energy, LLC.
AMENDMENT OPTIONS: The articles of organization for this Limited Liability Company are amended.
2. The company name is changed to: Gold Energy, LLC.
This amendment has been approved pursuant to Minnesota Statutes Chapter 322B. I certify that I am authorized to execute this amendment and I further certify that I understand that by signing this amendment, I am subject to the penalties of perjury as set forth in Minnesota Statutes Section 609.48 as if I had signed this amendment under oath.

Original Signature	/s/ William E. Hanigan

Name and telephone number of contact person for this LLC is William E. Hanigan, (515) 242-2473.